EXHIBIT 5.1

                                 October 8, 1999

BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, Florida 33134

Ladies and Gentlemen:

         We are acting as your counsel with regard to the preparation and filing by BankUnited Financial Corporation, a Florida corporation ("BankUnited"), of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offer and sale of up to 62,500 shares of BankUnited's Class A Common Stock, $.01 par value per share (the "Class A Common Stock") and an indeterminate number of plan interests, pursuant to the provisions of the BankUnited 401(k) Profit Sharing Plan (the "Plan").

         We are familiar with the relevant documents and materials used in preparing the Registration Statement. Based on our review of such relevant documents and materials, and of such other documents and materials as we have deemed necessary and appropriate, we are of the opinion that the shares of Class A Common Stock when issued pursuant to the provisions of the Plan, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                       Very truly yours,

                       CAMNER, LIPSITZ AND POLLER
                         PROFESSIONAL ASSOCIATION

                       /s/ Camner, Lipsitz and Poller, Professional Association